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10.30(b)

                             AMENDMENT NUMBER ONE
                                     TO THE
                           MILLENNIUM CHEMICALS INC.
                         SALARY AND BONUS DEFERRAL PLAN

          WHEREAS, Millennium Chemicals Inc. (the "Company") adopted the Millennium Chemicals Inc. Salary and Bonus Deferral Plan (the "Plan") for the benefit of certain of its employees effective as of October 8, 1996;

          WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors of the Company (the "Board") may wholly or partially amend or modify the Plan; and

          WHEREAS, the Board desires to amend the Plan;

          NOW, THEREFORE, effective with respect to deferrals of income or bonus earned on or after January 1, 1998, the Plan is amended as follows:


          1. The Plan is amended by adding a new definition to read as follows:

          1.21 "Deferred Cash Account" means the bookkeeping account established under Section 3.3(f) on behalf of a participant and includes, in addition to amounts stated in Section 3.3(f), any earnings credited thereon pursuant to Section 3.3(f).

          2. The Plan is amended by adding the following proviso to the end of the first sentence of Section 3.2(b) as follows:

     provided, however, that an individual eligible to participate may make or amend a Deferred Bonus Election with respect to all or a portion of any bonus award under the terms of the plan providing for such bonus (or the relevant award under such plan), such election or amendment to be made no later than six (6) months before the earlier of (i) the date such bonus award is scheduled to be paid or (ii) the date on which such payment is no longer subject to risk of forfeiture.

          3. The Plan is amended by revising Section 3.3(a), to read as follows:

     Except as provided in Section 3.3(f), the entire amount deferred pursuant to each participant's Deferred Salary Election and/or Deferred Bonus Election shall be credited in the form of Common Stock to the participant's Deferred Stock Account, as provided below.

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          4. The Plan is amended by adding the following new provision 3.3(f) to the Plan as follows:

     (f) Notwithstanding any other provision in the Plan to the contrary and in lieu of Section 3.3(a), in the event that the Company's Chairman or President determines that applicable law or regulations prohibit purchases of Common Stock by the Stock Trust or make such purchases inadvisable, the Committee shall credit all or a portion of any amount deferred pursuant to each participant's Deferred Salary Election and/or Deferred Bonus Election to the participant's Deferred Cash Account which Account shall be credited with the same earnings which deferrals would be credited under the plan from which such deferrals originated, or in the absence of such an earnings provision, the earnings on deferrals in the Millennium Chemicals Inc. Annual Performance Incentive Plan. When any distribution is made pursuant to Section 3.6, such distribution procedures shall also apply to a participant's Deferred Cash Account.

         As soon as practicable after the Company's Chairman or President determines that purchases of Common Stock by the Stock Trust are permitted and advisable, the Committee shall transfer the value of a participant's Deferred Cash Account to such participant's Deferred Stock Account.

          5. Sections 1.1, 3.1, 3.2, 3.4, 3.7, 3.8 and 3.11 of the Plan are
hereby amended by adding the words "and/or Deferred Cash Accounts(s)" immediately after the terms "Deferred Stock Account" or "Deferred Stock Accounts" therein.

          6. In all other respects, the Plan is hereby ratified and confirmed.

          IN WITNESS WHEREOF, this amendment has been executed the 23rd day of January, 1998.

                                                       MILLENNIUM CHEMICALS INC.


                                                      By: [ILLEGIBLE]


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